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                                                                    EXHIBIT 99.1

                                  RISK FACTORS

UNFAVORABLE CHANGES IN APARTMENT MARKET AND ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OCCUPANCY LEVELS AND RENTAL RATES.

         Market and economic conditions in the various metropolitan areas of the United States in which we operate may significantly affect our occupancy levels and rental rates and therefore our profitability. Factors that may adversely affect these conditions include the following:

         - the economic climate, which may be adversely impacted by a reduction in jobs, industry slowdowns and other factors;

         - local conditions, such as oversupply of, or reduced demand for, apartment homes;

         - a future economic downturn that simultaneously affects one or more of our geographic markets;

         -        declines in household formation;

         - rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs; and

         - competition from other available apartments and changes in market rental rates.

Any of these factors could adversely affect our ability to achieve desired operating results from our communities.

DEVELOPMENT AND CONSTRUCTION RISKS COULD IMPACT OUR PROFITABILITY.

         We intend to continue to develop and construct apartment communities. Development activities may be conducted through wholly-owned affiliated companies or through joint ventures with unaffiliated parties. Our development and construction activities may be exposed to the following risks:

         - we may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations, which could result in increased development costs;

         - we may incur construction costs for a property that exceed our original estimates due to increased materials, labor or other costs, which could make completion of the property uneconomical, and we may not be able to increase rents to compensate for the increase in construction costs;

         - we intend to concentrate our attention on fewer markets and reduce our annual development expenditures, and we may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring those opportunities;

          - we expect to record charges in the fourth quarter of 2000 in the range of $6 million to $7.5 million for write-offs relating to pre-development expenses incurred with respect to opportunities we no longer intend to pursue and associated severance costs;

         - we have been and may continue to be unable to complete construction and lease-up of a community on schedule and meet our financial goals for development projects;

         - we may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development;


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         -        because occupancy rates and rents at a newly developed
                  community may fluctuate depending on a number of factors, including market and economic conditions, we may be unable to meet our profitability goals for that community; and

         - construction costs have been increasing in our existing markets, and may continue to increase in the future and, in some cases, the costs of upgrading acquired communities have, and may continue to, exceed our original estimates and we may be unable to charge rents that would compensate for these increases in costs.

FAILURE TO SUCCEED IN NEW MARKETS MAY LIMIT OUR GROWTH.

         We may from time to time commence development activity or make acquisitions outside of our existing market areas if appropriate opportunities arise. Our historical experience in our existing markets does not ensure that we will be able to operate successfully in new markets. We may be exposed to a variety of risks if we choose to enter new markets. These risks include, among others:

         - an inability to evaluate accurately local apartment market conditions and local economies;

         - an inability to obtain land for development or to identify appropriate acquisition opportunities;

         -        an inability to hire and retain key personnel; and

         - lack of familiarity with local governmental and permitting procedures.

POSSIBLE DIFFICULTY OF SELLING APARTMENT COMMUNITIES COULD LIMIT OUR OPERATIONAL AND FINANCIAL FLEXIBILITY.

         Although we have experienced success in disposing of apartment communities that no longer meet our strategic objectives, market conditions could change and purchasers may not be willing to pay prices acceptable to us. A weak market may limit our ability to change our portfolio promptly in response to changing economic conditions. Also, if we are unable to sell apartment communities or if we can only sell apartment communities at prices lower than are generally acceptable to us, then we may not have adequate capital to execute our development and construction strategy. Furthermore, a significant portion of the proceeds from our overall property sales may be held in escrow accounts in order for some sales to qualify as like-kind exchanges under Section 1031 of the Internal Revenue Code so that any related capital gain can be deferred for federal income tax purposes. As a result, we may not have immediate access to all of the cash flow generated from our property sales.

CHANGING INTEREST RATES COULD INCREASE INTEREST COSTS AND COULD AFFECT THE MARKET PRICE OF OUR SECURITIES.

         We have incurred, and expect to continue to incur, debt bearing interest at rates that vary with market interest rates. Therefore, if interest rates increase, our interest costs will rise to the extent our variable rate debt is not hedged effectively. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our common and preferred stock and debt securities. As of September 30, 2000, approximately $25 million of our total outstanding senior unsecured debt was floating rate debt.

FAILURE TO GENERATE SUFFICIENT CASH FLOWS COULD AFFECT OUR DEBT FINANCING AND CREATE REFINANCING RISK.

         We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to make required payments of principal and interest. Although we may be able to use cash flow to make future principal payments, we cannot assure investors that sufficient cash flow will be available to make all required principal payments and still satisfy the distribution requirements that Post must satisfy in order to maintain its status as a real estate investment trust or "REIT" for federal income tax purposes. The following factors, among others, may affect the cash flows generated by our apartment communities:

         -        the national and local economies;

         - local real estate market conditions, such as an oversupply of apartment homes;

         - the perceptions by prospective residents of the safety, convenience and attractiveness of our communities and the neighborhoods in which they are located;

         - our ability to provide adequate management, maintenance and insurance; and

         -        rental expenses, including real estate taxes and utilities.


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         Expenses associated with our investment in a community, such as debt service, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in cash flows from operations from that community. If a community is mortgaged to secure payment of debt and we are unable to make the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee. We are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. As of September 30, 2000, we had outstanding mortgage indebtedness of approximately $392 million and senior unsecured debt of approximately $535 million and outstanding indebtedness under our lines of credit aggregating $247 million.

DEBT LEVEL MAY BE INCREASED.

         Post's board of directors has adopted a policy of limiting indebtedness to approximately 60% of the undepreciated book value of our assets, but our organizational documents do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, we might incur. If this policy were changed, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our funds from operations and our ability to make expected distributions to Post's shareholders and Post Apartment Homes' limited partners and in an increased risk of default on our obligations. In addition, our ability to incur debt is limited by covenants in our bank and other credit agreements. We manage our debt to be in compliance with our policy and with these debt covenants, but subject to compliance with these covenants, we may increase the amount of our debt at any time without a concurrent improvement in our ability to service the additional debt. Accordingly, we could become more leveraged, resulting in increased risk of default on our obligations and in an increase in our debt service requirements, both of which could adversely affect our financial condition and our ability to access debt and equity capital markets in the future.

DEBT FINANCING MAY NOT BE AVAILABLE AND EQUITY ISSUANCES COULD BE DILUTIVE TO OUR SHAREHOLDERS.

         Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity. Debt financing may not be available in sufficient amounts, or on favorable terms or at all. If Post issues additional equity securities to finance developments and acquisitions instead of incurring debt, the interests of our existing shareholders could be diluted.

ACQUIRED COMMUNITIES MAY NOT ACHIEVE ANTICIPATED RESULTS.

         We intend to continue to selectively acquire apartment communities that meet our investment criteria. Our acquisition activities and their success may be exposed to the following risks:

         - an acquired community may fail to achieve expected occupancy and rental rates and may fail to perform as we expected;

         - we may not be able to successfully integrate acquired properties and operations; and

         - our estimate of the costs of repositioning or redeveloping the acquired property may prove inaccurate, causing us to fail to meet our profitability goals.


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INCREASED COMPETITION COULD LIMIT OUR ABILITY TO LEASE APARTMENT HOMES OR
INCREASE OR MAINTAIN RENTS.

         Our apartment communities compete with numerous housing alternatives in attracting residents, including other apartment communities and single-family rental homes, as well as owner occupied single- and multi-family homes. Competitive housing in a particular area could adversely affect our ability to lease apartment homes and increase or maintain rents.

LIMITED INVESTMENT OPPORTUNITIES COULD ADVERSELY AFFECT OUR GROWTH.

         We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors include insurance companies, pension and investment funds, developer partnerships, investment companies and other apartment REITs. This competition could increase prices for properties of the type that we would likely pursue, and our competitors may have greater resources than we do. As a result, we may not be able to make attractive investments on favorable terms, which could adversely affect our growth.

INTEREST RATE HEDGING CONTRACTS MAY BE INEFFECTIVE AND MAY RESULT IN MATERIAL CHARGES.

         From time to time when we anticipate issuing debt securities, we may seek to limit our exposure to fluctuations in interest rates during the period prior to the pricing of the securities by entering into interest rate hedging contracts. We may do this to increase the predictability of our financing costs. Also, from time to time we may rely on interest rate hedging contracts to limit our exposure under variable rate debt to unfavorable changes in market interest rates. If the pricing of new debt securities is not within the parameters of, or market interest rates produce a lower interest cost than that we incur under, a particular interest rate hedging contract, the contract is ineffective. Furthermore, the settlement of interest rate hedging contracts has involved and may in the future involve material charges. These charges are typically related to the extent and timing of fluctuations in interest rates. Despite our efforts to minimize our exposure to interest rate fluctuations, we cannot guarantee that we will maintain coverage for all of our outstanding indebtedness at any particular time. If we do not effectively protect ourselves from this risk, we may be subject to increased interest costs resulting from interest rate fluctuations.


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LOSSES FROM NATURAL CATASTROPHES MAY EXCEED OUR INSURANCE COVERAGE.

         We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance on our properties, which we believe is of the type and amount customarily obtained on real property assets. We intend to obtain similar coverage for properties we acquire in the future. However, some losses, generally of a catastrophic nature, such as losses from floods or earthquakes, may be subject to limitations. We exercise our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on our investments at a reasonable cost and on suitable terms. If we suffer a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement value of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed.

POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION COULD RESULT IN SUBSTANTIAL COSTS.

         We are in the business of acquiring, developing, owning, operating and from time to time selling real estate. Under various federal, state and local environmental laws, as a current or former owner or operator, we could be required to investigate and remediate the effects of contamination of currently or formerly owned real estate by hazardous or toxic substances, often regardless of our knowledge of or responsibility for the contamination and solely by virtue of our current or former ownership or operation of the real estate. In addition, we could be held liable to a governmental authority or to third parties for property damage and for investigation and clean-up costs incurred in connection with the contamination. These costs could be substantial, and in many cases environmental laws create liens in favor of governmental authorities to secure their payment. The presence of such substances or a failure to properly remediate any resulting contamination could materially and adversely affect our ability to borrow against, sell or rent an affected property.

COMPLIANCE OR FAILURE TO COMPLY WITH LAWS REQUIRING ACCESS TO OUR PROPERTIES BY DISABLED PERSONS COULD RESULT IN SUBSTANTIAL COST.

         The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify our existing properties. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require us to add other structural features that increase our construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We cannot ascertain the costs of compliance with these laws, which may be substantial.

POST MAY FAIL TO QUALIFY AS A REIT FOR FEDERAL INCOME TAX PURPOSES.

         Post's qualification as a REIT for federal income tax purposes depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed upon REITs under the Internal Revenue Code. We believe that Post has qualified for taxation as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1993, and we plan to continue to meet the requirements for Post to qualify as a REIT in the future. Many of these requirements, however, are highly technical and complex. We cannot guarantee, therefore, that Post has qualified or will continue to qualify in the future as a REIT. The determination that Post qualifies as a REIT for federal income tax purposes requires an analysis of various factual matters that may not be totally within our control. Even a technical or inadvertent mistake could jeopardize Post's REIT status. Furthermore, Congress and the IRS


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might make changes to the tax laws and regulations, and the courts might issue new decisions that make it more difficult, or impossible, for Post to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize Post's REIT status.

         If Post were to fail to qualify for taxation as a REIT in any taxable year, and certain relief provisions of the Internal Revenue Code did not apply, Post would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, leaving less money available for distributions to Post's shareholders. In addition, distributions to shareholders in any year in which Post failed to qualify would not be deductible by Post for federal income tax purposes nor would they be required to be made. Unless entitled to relief under specific statutory provisions, Post also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to predict whether in all circumstances Post would be entitled to such statutory relief. Post's failure to qualify as a REIT likely would have a significant adverse effect on the value of our securities.

POST APARTMENT HOMES MAY FAIL TO BE TREATED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES.

         We believe that Post Apartment Homes qualifies, and has so qualified since its formation, as a partnership for federal income tax purposes and not as a publicly traded partnership taxable as a corporation. No assurance can be provided, however, that the IRS will not challenge the treatment of Post Apartment Homes as a partnership for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in treating Post Apartment Homes as a corporation for federal income tax purposes, then the taxable income of Post Apartment Homes would be taxable at regular corporate income tax rates. In addition, the treatment of Post Apartment Homes as a corporation would cause Post to fail to qualify as a REIT. See "--Post may fail to qualify as a REIT for federal income tax purposes" above.

OUR SHAREHOLDERS MAY NOT BE ABLE TO EFFECT A CHANGE OF CONTROL.

         The articles of incorporation and bylaws of Post, the partnership agreement of Post Apartment Homes, and the Georgia Business Corporation Code contain a number of provisions that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our shareholders or otherwise be in their best interests, including the following:

         Ownership limit. One of the requirements for maintenance of Post's qualification as a REIT for federal income tax purposes is that no more than 50% in value of Post's outstanding capital stock may be owned by five or fewer individuals, including entities specified in the Internal Revenue Code, during the last half of any taxable year. Primarily to facilitate maintenance of its qualification as a REIT for federal income tax purposes, the ownership limit under Post's articles of incorporation prohibits ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any person or persons acting as a group of more than 6.0% of the issued and outstanding shares of our common stock, subject to an exception for shares of our common stock held by Mr. Williams and Mr. Glover, our Chairman and Vice Chairman. Together, these limitations are referred to as the "ownership limit." Further, Post's articles of incorporation include provisions allowing it to stop transfers of and redeem its shares that are intended to assist Post in complying with these requirements. These provisions may have the effect of delaying, deferring or preventing someone from taking control of Post, even though a change of control might involve a premium price for our shareholders or might otherwise be in our shareholders' best interests.

         Staggered board. Post's articles of incorporation provides that the board of directors will consist of eight members and can be increased or decreased after that according to its bylaws, provided that the


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total number of directors is not less than three nor more than 15. Pursuant to
Post's bylaws, the number of directors will be fixed by the board of directors within the limits in its articles of incorporation. The board of directors is divided into three classes of directors. Directors for each class are chosen for a three-year term. The staggered terms for directors may affect our shareholders' ability to effect a change in control of us, even if a change in control would be in the interest of our shareholders.

         Preferred shares; classification or reclassification of unissued shares of capital stock without shareholder approval. Post's articles of incorporation provide that the total number of shares of stock of all classes which it has authority to issue is 120,000,000, consisting of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock, of which 5,000,000 had been issued as of September 30, 2000. The board of directors has the authority, without a vote of shareholders, to classify or reclassify any unissued shares of stock, including common stock into preferred stock or vice versa, and to establish the preferences and rights of any preferred or other class or series of shares to be issued. The issuance of preferred stock or other shares having special preferences or rights could delay or prevent a change in control of Post even if a change in control would be in the interests of our shareholders. Because the board of directors has the power to establish the preferences and rights of additional classes or series of shares without a shareholder vote, the board of directors may give the holders of any class or series preferences, powers and rights, including voting rights, senior to the rights of holders of our common stock.

         Consent rights of the Unitholders. Under the partnership agreement of Post Apartment Homes, Post may not merge or consolidate with another entity unless the merger includes the merger of Post Apartment Homes, which requires the approval of the holders of a majority of the outstanding units of limited partnership. If Post were to ever hold less than a majority of the units, this voting requirement might limit the possibility for acquisition or change in the control of Post.

         Georgia Anti-Takeover Statutes. The Georgia Business Corporation Code generally restricts a company from entering into certain business combinations with an interested shareholder for a period of five years after the date on which the shareholder becomes an interested shareholder unless (1) the transaction is approved by the board of directors of the company prior to the date the person becomes an interested shareholder, (2) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10% or (3) subsequent to becoming an interested shareholder, the shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the business combination. An interested shareholder is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock. This business combination statute will not apply unless the bylaws of the corporation specifically provides that the statute is applicable to the corporation. Post has not elected to be covered by this statute, but it could so by action of the board of directors at any time.

         Georgia Fair Price Statute. The Georgia Fair Price Statute imposes fair price and procedural requirements applicable to business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. This fair price statute will not apply unless the bylaws of the corporation specifically provides that the statute is applicable to the corporation. Post has not elected to be covered by this statute, but it could do so by action of the board of directors at any time.



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